                                                                       EXHIBIT 9

                                TENDER AGREEMENT

         THIS TENDER AGREEMENT is made and entered into as of this 3rd day of June 1998, among CARROLS CORPORATION, a Delaware corporation ("Buyer"), and Larry J. Harris and Molly W. Harris, as joint tenants, and the Harris Children's Trust (each, a "Shareholder").

         WHEREAS, concurrently with the execution of this Agreement, Buyer and Pollo Tropical, Inc., a Florida corporation (the "Company") are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, (i) that, upon the terms and subject to the conditions therein, Buyer will make the Offer (as defined in Section 2) for all outstanding shares of Common Stock (as defined below) at a price of $11.00 per share in cash, and (ii) for the merger of the Company with and into the Buyer (the "Merger") at such $11.00 per share price; and

         WHEREAS, as a condition to the willingness of Buyer to enter into the Merger Agreement, Buyer has requested that the Shareholders agree, and in order to induce Buyer to enter into the Merger Agreement, the Shareholders have agreed, to enter into this Agreement.

         NOW, THEREFORE, in consideration of the execution and delivery by Buyer of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         SECTION 1.  Representations and Warranties.

         (a) Each Shareholder severally, and not jointly, represents and warrants to Buyer as follows:

                  (i) Such Shareholder is the record and beneficial owner of the number of shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock"), separately identified as such, set forth opposite such Shareholder's name in Schedule A hereto (as may be adjusted from time to time pursuant to Section 5, such Shareholder's "Shares"). Except for such Shareholder's Shares and any other shares of Common Stock subject hereto, such Shareholder is not the record or beneficial owner of any shares of Common Stock.

                  (ii) This Agreement has been duly authorized, executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Buyer, constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally. Neither the execution and delivery of


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         this Agreement nor the consummation by such Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Shareholder is a party or bound or to which such Shareholder's Shares are subject. To the best of such Shareholder's actual knowledge, without inquiry, consummation by such Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Shareholder or such Shareholder's Shares, except for any necessary filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and except for any filings under applicable securities laws.

                  (iii) Such Shareholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder and except as provided in the last sentence of Section 3(a).

                  (iv) Such Shareholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement. Such Shareholder acknowledges that the irrevocable proxy set forth in
         Section 4 is granted in consideration for the execution and delivery of the Merger Agreement by Buyer.

         (b) The Buyer represents and warrants to the Shareholders as follows:

                  (i) The Buyer (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware,
         (b) has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

                  (ii) The Buyer has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Buyer of this Agreement, and the consummation by the Buyer of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Buyer and, assuming this Agreement constitutes a valid and binding obligation of the Shareholders, constitutes the legal, valid and binding obligation of the Buyer enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of


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         creditors' rights generally. Neither the execution and delivery of this
         Agreement nor the consummation by the Buyer of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Buyer is a party or bound or to which the Buyer is subject. To the best of Buyer's actual knowledge, without inquiry, consummation by Buyer of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Buyer, except for any necessary filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and except for any filings under applicable securities laws.

         SECTION 2. Agreement to Tender. Each Shareholder hereby severally agrees that, unless this Agreement is terminated, except during such time as the Company's Board of Directors has withdrawn its recommendation of the Offer or has modified such recommendation in a manner adverse to Buyer until such recommendation is reinstated, it shall tender its Shares pursuant to and in accordance with the terms of the Offer (as defined in the Merger Agreement) and that, unless this Agreement is terminated, except during such time as the Company's Board of Directors has withdrawn its recommendation of the Offer or has modified such recommendation in a manner adverse to Buyer until such recommendation is reinstated, it shall not withdraw any Shares so tendered (it being understood that the obligation contained in this sentence is unconditional). The parties agree that each Shareholder will, for all Shares tendered by such Shareholder in the Offer and accepted for payment by Buyer, receive a price per Share in cash equal to $11.00, or such higher per share consideration paid to other shareholders who have tendered into the Offer in cash.

         SECTION 3. Covenants. Each Shareholder severally, and not jointly, agrees with, and covenants to, Buyer that, unless this Agreement is terminated, except during such time as the Company's Board of Directors has withdrawn its recommendation of the Offer or has modified such recommendation in a manner adverse to Buyer until such recommendation is reinstated:

         (a) Such Shareholder shall not, except as contemplated by the terms of this Agreement or the Offer,

                  (i) transfer (the term "transfer" shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of such Shareholder's Shares or any interest therein,

                  (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein,

                  (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares,

                  (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, or


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                  (v) take any other action that would restrict, limit or
         interfere in any material respect with the performance of its obligations hereunder or the transactions provided for herein.

Notwithstanding anything to the contrary provided in this Agreement, a Shareholder shall have the right to transfer Shares (i) to any Family Member,
(ii) to the trustee or trustees of a trust solely (except for remote contingent interests) for the benefit of Shareholder and/or one or more Family Members,
(iii) to a foundation created or established by Shareholder, or any other charitable organization, (iv) to a corporation of which such Shareholder and/or any Family Members owns all of the outstanding capital stock, (v) to a partnership of which Shareholder and/or any Family Members owns all of the partnership interests, (vi) to the executor, administrator or personal representative of the estate of Shareholder, (vii) to any guardian, trustee or conservator appointed with respect to the assets of Shareholder or (viii) to any beneficiary of the Harris Children's Trust, provided, that in the case of any such transfer, the transferee (except in the case of a charitable organization in an amount not to exceed an aggregate of 30,000 Shares) shall execute an agreement to be bound by the terms of this Agreement. For purposes of this Agreement, "Family Member" shall have the meaning ascribed to "Related Parties" under Section 672(c) of the Internal Revenue Code of 1986, as amended.

         (b) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought with respect to the Merger, the Merger Agreement or any transaction contemplated thereby, such Shareholder shall, including by executing a written consent if requested by the Buyer or the Company, vote (or cause to be voted) such Shareholder's Shares in favor of the Merger, the Merger Agreement and all other transactions contemplated thereby.

         (c) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, such Shareholder shall, including by executing a written consent if requested by the Buyer or the Company, vote (or cause to be voted) such Shareholder's Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any amendment of the Company's Articles of Incorporation or By-laws or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

         (d) Such Shareholder shall permit the Buyer to publish and disclose in the Offer Documents (as defined in the Merger Agreement) and, if approval of the Company's shareholders is required under applicable law, the proxy statement (including all documents and schedules filed with the Securities and Exchange Commission) its identity and ownership or other rights with respect to the Common Stock and the nature of its commitments, arrangements and understandings under this Agreement.


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         SECTION 4. Grant of Irrevocable Proxy; Appointment of Proxy.

         (a) During the term of this Agreement, except during such time as the Company's Board of Directors has withdrawn its recommendation of the Offer or has modified such recommendation in a manner adverse to Buyer until such recommendation is reinstated, each Shareholder hereby irrevocably grants to, and appoints, Buyer and Alan Vituli, in his capacity as an officer of the Buyer, and any other individual who shall hereafter be designated by Buyer, and each of them individually, such Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote such Shareholder's Shares, or grant a consent or approval in respect of such Shares, in accordance with Section 3(b) or Section 3(c).

         (b) Such Shareholder represents that any proxies heretofore given in respect of such Shareholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

         (c) Such Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. Such Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 607.0722 of the Florida Business Corporations Act (the "Corporation Law").

         SECTION 5. Certain Events. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock, or the acquisition of additional shares of Common Stock or other securities or rights of the Company by any Shareholder, the number of Shares listed on Schedule A beside the name of such Shareholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other securities or rights of the Company issued to or acquired by such Shareholder.

         SECTION 6. Voidability. If prior to the execution hereof, the Board of Directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action the acquisition of Common Stock by Buyer and the other transactions contemplated by this Agreement and the Merger Agreement, so that by the execution and delivery hereof (a) Buyer would become, or could reasonably be expected to become, an "Interested shareholder" with whom the Company would be prevented for any period pursuant to Section 607.0901 of the Corporation Law from engaging in any "Affiliated transaction" (as such terms are defined in Section 607.0901 of the Corporation Law) or (b) Section 607.0902 of the Corporation Law would be violated, then


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this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

         SECTION 7. Shareholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Shareholder signs solely in its capacity as the record holder and beneficial owner of such Shareholder's Shares and nothing herein shall limit or affect any actions taken by a Shareholder or any officer, director, partner or affiliate of such Shareholder in its capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

         SECTION 8. Further Assurances. Each Shareholder shall, upon request of Buyer execute and deliver any additional documents and take such further actions as may reasonably be requested by Buyer as necessary to carry out the provisions hereof and to vest the power to vote such Shareholder's Shares as contemplated by Section 4 in Buyer and the other irrevocable proxies described therein.

         SECTION 9. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of (a) the date upon which the Merger Agreement is terminated in accordance with its terms, (b) the date that Buyer shall have purchased and paid for the Shares of each Shareholder pursuant to Section 2, (c) August 31, 1998, if the Offer is not consummated on or before August 31, 1998 and (d) October 31, 1998, if the Merger is not consummated on or before October 31, 1998. Upon termination of this Agreement, all obligations of the parties hereto shall terminate.

         SECTION 10. Option. Unless this Agreement is terminated, except during such time as the Company's Board of Directors has withdrawn its recommendation of the Offer or has modified such recommendation in a manner adverse to Buyer until such recommendation is reinstated:

         (a) Each Shareholder hereby grants to Buyer an irrevocable option (the "Option") to purchase all such Shareholder's Shares at a purchase price per share (the "Purchase Price") equal to the Offer Price in cash or such higher per share consideration paid to other shareholders who have tendered into the Offer, in cash. The Option will become exercisable, in whole but not in part, by Buyer if, and only if, such Shareholder shall have breached Section 2 and Buyer shall otherwise have accepted shares of Common Stock for purchase pursuant to the Offer. If the Option becomes exercisable, the Option may be exercised at any time during the period commencing with the acceptance by Buyer of shares of Common Stock for purchase pursuant to the Offer and ending simultaneously with the final expiration of the Offer pursuant to the Merger Agreement (the "Option Period").

         (b) If Buyer wishes to exercise the Option with respect to the Shares, it may do so by giving written notice (the date of such notice being herein called the "Notice Date") to the Shareholders (in the manner set forth in
Section 11(b)) specifying that all the Shareholders' Shares are to be purchased and specifying the place, time and date (not earlier than one business day, nor later than 10 business days, from the Notice Date) for the closing of the purchase of the


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


Shareholders' Shares by Buyer pursuant to such exercise. Such notice may be given prior to the commencement of the Option Period if the Option shall have become exercisable as provided in Section 10(a).

         (c) Buyer represents that the Shares purchased by Buyer pursuant to the Option will be acquired for investment only and not with a view to any public distribution thereof, and Buyer will not offer to sell or otherwise dispose of any Shares so acquired by it in violation of the registration requirements of the Securities Act of 1933, as amended.

         SECTION 11.  Miscellaneous.

         (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement.

         (b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Buyer, to the address set forth in
Section 8.12 of the Merger Agreement; and (ii) if to a Shareholder, to the address set forth on Schedule A hereto, or such other address as may be specified in writing by such Shareholder.

         (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective (even without the signature of any other Shareholder) as to any Shareholder when one or more counterparts have been signed by each of Buyer and such Shareholder and delivered to Buyer and such Shareholder.

         (e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         (f) This Agreement shall be governed by, and construed in accordance with, the laws of the Florida and, to the extent expressly provided herein, the Corporation Law, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         (g) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except by laws of descent. Any assignment in violation of the foregoing shall be void.

         (h) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any event, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in


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


any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

         (i) Each Shareholder agrees that irreparable damage would occur and that Buyer would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer shall be entitled to an injunction or injunctions to prevent breaches by any Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Florida in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court located in the State of Florida (or a state court in Florida if the Federal courts do not have subject matter jurisdiction). The prevailing party in any judicial action shall be entitled to receive from the other party reimbursement for the prevailing party's reasonable attorneys' fees and disbursements, and court costs.

         (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

         (k) All representations and warranties contained herein shall expire upon the termination of this Agreement in accordance with Section 9 hereof.

         (l) Notwithstanding anything in this Agreement to the contrary, (i) until the exercise of any stock options, the term "Shares" as used herein shall be deemed not to include any such stock options and (ii) nothing contained herein shall be deemed to require any Shareholder to exercise such stock options in order to tender the Shares issued upon such exercise.


                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]


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


         IN WITNESS WHEREOF, the Buyer and the Shareholders have caused this Agreement to be duly executed and delivered as of the date first written above.


                                                 CARROLS CORPORATION

                                                 By:  /s/ Alan Vituli
                                                     ---------------------------
                                                     Name:  Alan Vituli
                                                     Title: Chairman and CEO


                                                 SHAREHOLDERS


                                                  /s/ Larry J. Harris
                                                 -------------------------------
                                                 Larry J. Harris


                                                  /s/ Molly Harris
                                                 -------------------------------
                                                 Molly Harris


                                                 HARRIS CHILDREN'S TRUST

                                                 By:  /s/ Malcom H. Neuwhal
                                                     ---------------------------
                                                     Name:  Malcolm H. Neuwahl
                                                     Title:    Trustee


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


                                                    Schedule A
                                                    ----------

Name and Address of Shareholder      Number of Shares of Common Stock Beneficially Owned
Larry J. Harris and Molly W. Harris,                      1,147,156
                                                      ------------------
     as Joint Tenants
10221 S.W. 143rd Street
Miami, Florida 33176


Harris Children's Trust                                     300,918
                                                      ------------------
      Malcolm H. Neuwahl, Trustee
1500 San Remo Avenue
Suite 125
Coral Gables, Florida 33146


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